EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-102008 on Form S-8 of our reports dated March 13, 2007, relating to the consolidated financial statements of Central Vermont Public Service Corporation and its subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of a new accounting standard in 2006), relating to the consolidated financial statement schedules, and relating to management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Central Vermont Public Service Corporation for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
March 13, 2007